Exhibit 99.1

[FLEETBOSTON FINANCIAL LOGO]

Media Contact: James E. Mahoney	Investor Contact: John A. Kahwaty
Ph: 617-434-9552	Ph: 617-434-3650

FLEET ANNOUNCES MUTUAL FUND SETTLEMENT

BOSTON, March 15, 2004—FleetBoston Financial announced today an agreement in principle with the Securities and Exchange Commission and the New York Attorney General to pay $140 million to settle charges involving market timing in Columbia mutual funds.

“We have worked closely with regulatory authorities to determine the facts on market timing activity and to discipline those responsible,” said Chad Gifford, FleetBoston Financial Chairman and Chief Executive Officer. “Any activity which disadvantaged customers is offensive, even though limited to a small number of individuals. Columbia mutual fund shareholders will be repaid by Fleet as part of the settlement for any damages incurred. The agreement announced today underscores our commitment to have the best practices in the industry to assure that our customers’ interests are our top priority,” Gifford added.

The Securities and Exchange Commission and the New York Attorney General charges focused on mutual fund trading activity from 1998 to 2003. A large majority of the market timing trades occurred prior to the acquisition by Fleet in late 2001 of several investment advisors owned by Liberty Financial. Since the acquisition, Fleet has instituted a series of measures to combat market timing including increased surveillance and monitoring, redemption fees in international funds designed to prevent market timing, and a zero tolerance policy on frequent trading by Columbia employees. Fleet also announced that five Columbia employees put on leave last month have been terminated.

Additionally, Columbia has agreed to reduce mutual fund fees by a total of $80 million over the next five years, a reduction which will be spread over that period.

FleetBoston Financial (NYSE & BSE: FBF), a diversified financial services company with assets of $200 billion, offers a comprehensive array of financial solutions to over 18 million individual, corporate, and institutional customers. Products and services are available through a variety of channels including 1,460 stores and more than 3,400 ATMs from Maine to Pennsylvania, HomeLinkSM online banking, and telephone banking. Fleet is the leading small business and commercial banking provider in the Northeast and a premier provider of financial services to selected industries nationwide. Information about FleetBoston Financial is available online at www.fleet.com.

This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) the Bank of America/FleetBoston merger does not occur, or does not close within the expected time frame; (2) expected cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) costs or difficulties related to the integration of the businesses of Bank of America and FleetBoston may be greater than expected; (5) changes in general political and economic conditions, either domestically or internationally; (6) continued economic, political and social uncertainties in Latin America; (7) developments concerning credit quality, including the resultant effect on the levels of the provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses of FleetBoston or the combined company; (8) continued weakness in domestic commercial loan demand, and the impact of that weakness on the corporate lending activities of FleetBoston or the combined company; (9) changes in customer borrowing, repayment, investment and deposit practices; (10) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (11) changes in the mix of interest rates and maturities of interest earning assets and interest bearing liabilities of FleetBoston or the combined company; (12) developments concerning the global capital markets and the resultant impact on the principal investing and other capital markets-related businesses of FleetBoston or the combined company and the wealth management and brokerage businesses of FleetBoston or the combined company, as well as the availability and terms of funding necessary to meet FleetBoston’s or the combined company’s liquidity needs; (13) changes in competitive product and pricing pressures within the markets of FleetBoston or the combined company; (14) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry; (15) changes in accounting rules, policies, practices and procedures; (16) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving FleetBoston, the combined company and their respective subsidiaries; (17) the effectiveness of instruments and strategies used to hedge or otherwise manage exposure to various types of market and credit risk; and (18) the effects of terrorist activities or other hostilities, including geopolitical stresses in the Middle East and other areas. For further information, please refer to FleetBoston’s reports filed with the SEC.